Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter and Nine Months 2022 Results

OLD BRIDGE, NJ / November 4, 2022 / Blonder Tongue Laboratories, Inc. (OTCQB: BDRL) announced its sales and results for the third quarter and nine months ended September 30, 2022.

Blonder Tongue Laboratories, Inc. net sales increased $1,090,000 or 26.1% to $5,262,000 for the third quarter of 2022 from $4,172,000 for the comparable period in 2021. Net loss for the three months ended September 30, 2022, was $(703,000) or $(0.05) per diluted share, compared to a net loss of $(201,000) or $(0.02) per diluted share for the comparable period in 2021.

Commenting on the Company’s third quarter results, Chief Executive Officer Ted Grauch noted, “Although we continue to make significant progress in strategic bookings and new customer engagements, as well as increasing overall sales levels, it has been semiconductor supplier fixed monthly allocations and continued raw material cost increases in the broker markets that have had the largest negative impact on our third quarter results. Despite the current overall economic climate, Blonder Tongue Laboratories is seeing strong, persistent demand for our highest technology and highest margin NXG, Clearview and Drake advanced video processing, video encoder and transcoder product lines. Our NXG product revenues have grown over 52% year on year and our Clearview and Drake product line revenues have grown over 9% year on year, despite the monthly chipset allocations that have limited our production quantities. Future demand has most recently come in the form of bookings that now run through the first half of 2023 for a number of these products. During the fourth quarter the Company is looking forward to having larger semiconductor availability with additional shipments and allocations that phase in from several key suppliers. Although we are not yet seeing broker market price decreases, we have been experiencing overall stabilization in supply chain recently. Now into the final few months of the year, our work is focused on maximizing our product shipping, continuing to increase our production efficiency and on increasing our bookings in preparation for 2023.”

The increase in sales in the third quarter is primarily attributable to an increase in sales of NXG IP video signal processing products, DOCSIS data products and coax distribution products, offset by a decrease in sales of CPE products. Sales of NXG IP video signal processing products were $1,028,000 and $420,000, DOCSIS data products were $951,000 and $326,000, coax distribution products were $537,000 and $311,000 and CPE products were $2,000 and $113,000, in the second three months of 2022 and 2021, respectively. The Company experienced an increase in NXG IP video signal processing products as these product lines represent newer products and newer technologies with growing demand from customers. The Company expects sales of these product lines to remain at these levels or to increase during the remainder of 2022. The Company experienced an increase in DOCSIS data products due to the pent-up demand caused by the pandemic as these products are used primarily in the hospitality and assisted-living environments. The Company expects sales of these products to remain at these levels during the remainder of 2022. The Company experienced a reduction in CPE products due to the continued deemphasis of this product line, which the Company expects to continue during the remainder of 2022. Although the Company does not expect overall sales to return to pre pandemic levels during 2022, the Company does expect overall sales to be higher during 2022, due to approximately $7,167,000 of sales backlog at September 30, 2022.

For the nine months ended September 30, 2022, net sales increased $1,076,000 or 9.2% to $12,837,000 in 2021 from $11,761,000 for the comparable period in 2021. Net loss for the nine months ended September 30, 2022, was $(3,010,000) or $(0.23) per diluted share, compared to net income of $1,011,000 or $0.08 per diluted share for the comparable period in 2021.

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

The increase in sales in the first nine months of 2022 is primarily attributable to an increase in sales of NXG IP video signal processing products, encoder/transcoder products and DOCSIS data products offset by a decrease in sales of CPE products and analog modulation products. Sales of NXG IP video signal processing products were $1,994,000 and $1,311,000, encoder/transcoder products were $5,858,000 and $5,349,000, DOCSIS data products were $2,091,000 and $634,000, CPE products were $29,000 and $1,096,000 and analog modulation products were $317,000 and $657,000 in the first nine months of 2022 and 2021, respectively. The Company experienced an increase in NXG IP video signal processing products as these product lines represent newer products and newer technologies with higher demand from customers. The Company expects sales of these product lines to remain at these levels or increase during the remainder of 2022. The Company experienced an increase in encoder/transcoder products as these product lines represent newer products and newer technologies with higher demand from customers. The Company expects sales of these product lines to remain at these levels or increase during the remainder of 2022. The Company experienced an increase in DOCSIS data products due to the pent-up demand caused by the pandemic as these products are used primarily in the hospitality and assisted-living environments. The Company expects sales of these products may to remain at this level during the remainder of 2022. The Company experienced a reduction in CPE products due to the continued deemphasis of this product line, which the Company expects to continue during the remainder of 2022. The Company experienced a reduction in analog modulation products due to the continued market shifting away from analog modulation solutions. The Company expects the sales of the analog modulation products to continue to decline during the remainder of 2022. Although the Company does not expect overall sales to return to pre pandemic levels during 2022, the Company does expect overall sales to be higher during 2022, due to approximately $7,167,000 of sales backlog at September 30, 2022.

The Company’s primary sources of liquidity have been its existing cash balances, amounts available under the MidCap Facility and amounts available under the Subordinated Loan Facility. As of September 30, 2022, the Company had approximately $4,318,000 outstanding under the MidCap Facility and $520,000 of additional availability for borrowing under the MidCap Facility.

As disclosed in the Company’s most recent Annual Report on Form 10-K, the Company experienced a decline in sales, a reduction in working capital, a loss from operations and net cash used in operating activities, in conjunction with liquidity constraints. These factors raised substantial doubt about the Company’s ability to continue as a going concern. As of September 30, 2022, the above factors still exist. Accordingly, there still exists substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Conference Call Reminder

Details of the live teleconference:

Date: Friday, November 4, 2022

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  877-545-0523

Entry Code: 368429

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of telecommunications and cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, which has been the Company’s home for more than 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2021 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. All statements, other than those of historical fact, which address activities, events, outcomes, results, developments, performance or achievements that Blonder Tongue anticipates or expects may or will occur in the future should be considered “forward-looking” statements, including statements that use the words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements, including statements regarding our ability to continue as a going concern. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net sales	$5,262	$4,172	$12,837	$11,761
Gross profit	1,408	1,499	3,407	4,489
Loss from operations	(475)	(703)	(2,457)	(2,183)
Net (loss) income	$(703)	$(201)	$(3,010)	$1,011
Basic net (loss) income per share	$(0.05)	$(0.02)	$(0.23)	$0.08
Diluted net (loss) income per share	$(0.05)	$(0.02)	$(0.23)	$0.08
Basic weighted average shares outstanding	13,333	12,227	13,259	11,956
Diluted weighted average shares outstanding	13,333	12,227	13,259	15,311

Blonder Tongue Laboratories, Inc

Condensed Consolidated Summary Balance Sheets

(in thousands)

(unaudited)

	September 30, 2022	December 31, 2021

Current assets	$8,233	$7,678
Property, plant and equipment, net	245	290
Total assets	15,279	11,910
Current liabilities	8,464	6,060
Long-term liabilities	5,878	2,565
Stockholders’ equity	937	3,285

Total liabilities and stockholders’ equity	$15,279	$11,910

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

4